EXHIBIT 99.1

For further information, please contact:
Edward H. Sibbald, Executive Vice President (708) 865-1053

Midwest Banc Holdings, Inc. Reports Big Foot Financial Corp.
Shareholders Approve Acquisition and Merger Plan

(Melrose Park, IL — December 10, 2002). Midwest Banc Holdings, Inc. (NASDAQ: MBHI), a community-based bank holding company, reported today that Big Foot Financial Corp. shareholders approved and adopted the Agreement and Plan of Reorganization, by and between Midwest Banc Holdings, Inc. (MBHI) and Big Foot Financial Corporation (BFFC) at its 2002 Annual Shareholder Meeting held on December 9, 2002.

As previously announced on July 22, 2002, BFFC signed a definitive agreement to be acquired by MBHI, pursuant to which each outstanding share of BFFC common stock will be exchanged for 1.104 shares of MBHI common stock. BFFC has received all regulatory approvals for the merger and MBHI has received the approval of the Federal Reserve Bank of Chicago. Final approval from the Office of Banks and Real Estate (OBRE) for the State of Illinois is pending and expected in the near future. The acquisition is expected to close on January 3, 2003. Immediately following the merger, BFFC’s banking subsidiary, Fairfield Savings Bank, F.S.B., will be merged into MBHI’s banking subsidiary, Midwest Bank and Trust Company.

BFFC owns Fairfield Savings Bank, F.S.B., which has offices located in Long Grove, Illinois, Norridge, Illinois and the Wicker Park/Bucktown neighborhood of Chicago. The Bank’s principal business consists of gathering savings deposits within its market area and investing primarily in one- to four-family residential mortgage loans, mortgage-backed securities and obligations of the U.S. Government. The company’s stock symbol is BFFC and it is listed on the NASDAQ National Market. After consummation of the merger, BFFC’s common stock will be delisted and will no longer be quoted on the NASDAQ National Market.

Midwest Banc Holdings, Inc. provides a wide range of retail banking and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s four principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc. and Midwest Bank Insurance Services, L.L.C.

This press release contains certain “Forward-Looking Statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”

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